ARC Document Solutions Completes Bond Repurchase to Reduce Long-Term Debt

WALNUT CREEK, CA -- (Marketwired - July 10, 2013) - ARC Document Solutions (NYSE: ARC) today announced that the company has concluded the open-market repurchase of approximately $7 million in aggregate principal amount of its 10.5% senior unsecured notes due December 15, 2016. The repurchase was intended to reduce ARC's long-term debt and annual interest obligations, and made no use of the Company's $50 million revolving credit facility which remains undrawn.

"As expected, our cash position through the second quarter has strengthened and we have worked through the majority of the costs associated with the restructure we implemented in the fourth quarter of 2012," said K. "Suri" Suriyakumar, Chairman, President and CEO of ARC Document Solutions. "While we have a number of opportunities to invest our excess cash, the most compelling was to deleverage the company by repurchasing a portion of our debt. We may consider additional steps to further reduce our debt and interest obligations in the future provided conditions favor the company, and our performance and the economy continue to improve."

ARC's high-yield bonds were issued on December 1, 2010, in the aggregate principal amount of $200 million and are due in December 2016. The bonds are senior unsecured obligations of the Company, and bear an interest rate of 10.5% per annum, payable semi-annually on June 15 and December 15. The bonds contain an optional call provision dated December 15, 2013.

About ARC Document Solutions (NYSE: ARC)

ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps customers all over the world reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 7,000 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "expected," "consider," "intended," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

David Stickney
VP of Investor Relations & Corporate Communications
+1-925-949-5114